UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to (§) 240.14a-12

(Name of Registrant As Specified In Its Charter)

KORN/FERRY INTERNATIONAL

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Notes:

This information supplements information contained in Korn/Ferry International’s definitive proxy statement dated August 16, 2013. We and our proxy solicitor, D.F. King & Co., may use the following information to communicate with certain stockholders. References to the “Company,” “we,” “us” or “our” refer to Korn/Ferry International.

September 13, 2013

Dear Korn/Ferry Stockholder:

Several weeks ago we provided to you the proxy statement for the Korn/Ferry International 2013 Annual Meeting of Stockholders, which will be held on September 26, 2013. In the proxy statement, our Board of Directors recommended a vote FOR a non-binding advisory resolution regarding our executive compensation (Proposal No. 5).

Although our proxy statement contains a thorough discussion of our executive compensation practices, subsequent to a meeting with the Institutional Shareholder Services and in anticipation of shareholder discussions, we have included below some additional insight that our Board of Directors considered in making this FOR recommendation, which we believe will be helpful in your decision making process.

Overview of Our Compensation Approach

•     The Compensation Committee of our Board of Directors (the Committee) is diligent about establishing an executive compensation program offering competitive total compensation opportunities which are linked to established performance criteria.

•     The Committee follows an annual process to study market data and trends, seeks advice from independent advisors regarding best practices, monitors policies published by proxy advisory firms, and understands the economic, strategic and organizational challenges facing the Company.

•     The Committee establishes bonus plan targets and metrics based on the Board-approved budget and strategy.

•     The Committee also factors the internal considerations around motivation and retention when finalizing the plan parameters, including setting the payout schedule.

The performance goals under the Company’s annual bonus program are established considering a number of internal and external factors, including the overall economic environment.

•     Reference is made to Exhibit 1 which outlines the 5-year history of the financial metrics ( both target and actual achievement) along with the percent of target bonus paid in each respective year

•     As this Exhibit demonstrates there is a high degree of variability in actual results from year to year with such variability being influenced by the overall economic environment. Further, due to changes in the economic environment, the actual achievement or shortfall from the target also varies widely.

•     The information in the Exhibit demonstrates the Committee’s management of this variability by paying 0% in periods (Fiscal 2009) where there are significant shortfalls from target and by limiting the percent of target paid in periods (Fiscal 2010) when there is significant overachievement that could be substantially related to the economic environment.

•     The Committee also considers the current economic environment in the target setting process. For example, Fiscal 2013 targets are less than the Actual Fiscal 2012 results. However, using revenue as a gauge, Fiscal 2012 results show that the Company’s fee revenue for the first two quarters of Fiscal 2012 averaged $203 million, whereas fee revenue for the last two quarters of Fiscal 2012 averaged only $192 million. On an annualized basis, this reflects a drop of approximately $45 million. As the economic environment experienced in the latter half of Fiscal 2012 was more indicative of the expectations for Fiscal 2013, the Company’s targets were set at levels that were sufficiently rigorous and balanced the desire to create goals that were challenging, yet achievable.

There were no material changes to our executive compensation program in Fiscal 2013 as compared to Fiscal 2011 and Fiscal 2012

•     The principal elements of the Company’s executive compensation philosophy, program structure and proxy disclosure did not materially change in Fiscal 2013 as compared to Fiscal 2011 and Fiscal 2012.

•     For the Company’s 2011 and 2012 say on pay proposals, the Company received positive recommendations from ISS and Glass Lewis and more than 95% of shareholders voted in favor of the Company’s 2011 and 2012 say on pay proposals.

The Company’s use of strategic KPIs as part of the annual bonus program is critical to the alignment of executive and stockholder interests.

•     The Committee believes the Company’s use of strategic KPIs serves a critical function in incentivizing executives to achieve strategic goals that will further the Company’s transformation and future growth potential as well as providing the bridge between short-term and long-term behavior which best serves the shareholders.

•     The Committee believes that the strategic KPIs are critical to the creation of long-term shareholder value and thus are as important to shareholders as the financial performance metrics.

•     See Exhibit 2 for examples of the KPI definitions and level of achievement relative to target.

100% of the equity awards to the CEO in Fiscal 2014 are performance-based and a new financial metric – Return on Invested Capital, was added as a performance target.

•     As outlined in the Company’s Proxy Statement, 100% of the Fiscal 2014 equity awards to Mr. Burnison (the CEO) are subject to performance-based vesting, whereas in the past a portion of his annual equity awards was comprised of time-based restricted stock awards. Further, the Committee added and additional financial metric – Return on Invested Capital, for purposes of the CEO’s Fiscal ‘14 bonus

•     In making these changes for Fiscal 2014, the Committee recognized the importance to long-term shareholder value creation of the success of the acquisitions and transformation the Company undertook in Fiscal 2013, as well as the growth of the Company’s non-search operations, which resulted in a one-year change to the structure of the Company’s equity incentive program.

•       In linking the new performance award to shareholder value creation, the Committee determined that the Company’s performance for the Fiscal 2014 award would be measured over a three-year period and tied to the Company’s three-year Cumulative Annual Growth Rate for non-search revenue growth as well as non-search EBITDA margin growth, ensuring that the executives are cognizant of driving value creation and not simply revenue growth at all costs.

The CEO did not receive a payout for the Fiscal 2010 Performance Shares

•       Mr. Burnison received no payout in respect of and forfeited his entire Fiscal 2010 performance share award (which was due to vest at the end of Fiscal 2013) as a result of Company performance with respect to the relative total stockholder return metric on which the awards were based.

•       This is a clear indication of the alignment of pay and performance - the fact that the CEO forfeited an entire grant of equity compensation due to the Company’s performance relative to peers.

CEO’s realized pay in Fiscal 2013 was much lower than his realizable pay for Fiscal 2013.

•       As noted above, Mr. Burnison received no payout in respect of and forfeited his entire Fiscal 2010 performance share award (which was due to vest at the end of Fiscal 2013).

•       Using the April 30th 2012 and 2013 share prices, Mr. Burnison’s realized pay declined from approximately $5.0 million in Fiscal 2012 to $2.2 million in Fiscal 2013, a significant reduction and a clear indication that his pay and Company performance are aligned.

We believe that the discussion above and in the Compensation Discussion & Analysis in our proxy statement demonstrates that we are committed to maintaining a compensation program that has aligned executive compensation effectively with stockholder interests. For these reasons, the Board of Directors urges you to vote FOR non-binding advisory resolution regarding our executive compensation (Proposal No. 5).

We appreciate your continued support.

/s/ Gerhard Schulmeyer
Gerhard Schulmeyer
Chairman, Compensation and Personnel Committee

Engagement of Proxy Solicitation Firm

On September 9, 2013, we hired D.F. King & Co., Inc. to provide proxy solicitation services in connection with the Annual Meeting. Our agreement with D.F. King & Co. provides that the Company will pay D.F. King & Co. approximately $10,000 plus reimbursement of any out of pocket expenses.

Exhibit 1

Korn/Ferry International

Actual Financial Results vs. Targets vs. Target CEO Pay (Fiscal’09 to Fiscal’13) ($M)

	FY’09		FY’10		FY’11		FY’12		FY’13
	Target	Actual	Target	Actual	Target	Actual	Target	Actual	Target	Actual
Fee Revenue	$767	$638	$425	$572	$685	$744	$810	$791	$790	$813

*Operating Margin (%)	n/a	6.6%	n/a	3.1%	n/a	11.8%	13.1%	10.8%	9.3%	8.7%

*EBITDA + Stock Comp.	n/a	n/a	$0	$51	n/a	n/a	n/a	n/a	n/a	n/a

*EPS	$1.18	$0.63	n/a	$0.34	$0.87	$1.27	$1.40	$1.19	$0.95	$1.10
% of Target Paid	0%		100%		143%		76%		120%

*	Excludes Restructuring Charges (Net of Recoveries) and / or Acquisition & Separation Costs

Exhibit 2

Korn/Ferry International

Key Performance Indicator Definitions & Fiscal ‘13 Performance ($M)

•	Average Fee per Executive Search – The average engagement value of an Executive Search booked (Target = $105K vs. Actual = $113K)

•	Strategic Accounts Development – Fee Revenue from Premier Client Partnership (PCP) Accounts (major client relationships) and Investment Accounts (developing major client relationships) as a % of total Fee Revenue (Target = 17% vs. Actual = 18%)

•	L&TC Fee Revenue – Fee Revenue generated by the Leadership and Talent Consulting segment (Target = $176.4M vs. Actual = $168.1M)

•	Futurestep Fee Revenue – Fee Revenue generated by the Futurestep segment (Target = $124.0M vs. Actual = $122.2M)

Commencing on September 13, 2013, the Company sent the following communication to certain of its stockholders.

September 13, 2013

Dear Fellow Stockholder:

According to our latest records, we have not yet received your proxy for the important annual meeting of stockholders of Korn / Ferry International to be held on September 26, 2013. Your Board of Directors recommends that stockholders vote “FOR” Proposal 1, “FOR” all director nominees in Proposals 2 and 3, and “FOR” Proposals 4 and 5.

Your vote is extremely important, no matter how many or how few shares you may own. Whether or not you have already done so, please vote TODAY by telephone or the Internet, or by signing, dating and returning the enclosed proxy card in the postage paid envelope provided.

Very truly yours,

George T. Shaheen
Chairman of the Board

IMPORTANT

To vote your shares by telephone or the Internet,

please follow the easy instructions on the enclosed card.

If you have questions, or need assistance in voting your shares, please call our proxy solicitor, D.F. King & Co., Inc., at (800) 290-6429 (toll-free)